As filed with the Securities and Exchange Commission on September 2, 2011

Registration No. 333-176483

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20594

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under the Securities Act of 1933

Jive Software, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	42-1515522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(650) 319-1920

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anthony Zingale

Chief Executive Officer

Jive Software, Inc.

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(650) 319-1920

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Robert G. Day, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	William R. Pierznik, Esq. Jive Software, Inc. 325 Lytton Avenue, Suite 200 Palo Alto, California 94301 (650) 319-1920	Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

The purpose of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-176483) is to file Exhibit 10.12. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by the Registrant.

Amount To Be Paid
SEC registration fee		$11,611
FINRA registration fee		10,501
Stock exchange listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Blue Sky fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be updated by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2008, we have made the following sales of unregistered securities:

Preferred Stock Issuances

•	On October 13, 2009, we sold 3,335,817 shares of our Series B preferred stock to a total of 4 accredited investors at a purchase price of $3.68 per share.

•	On July 19, 2010, we sold 5,787,930 shares of our Series C preferred stock to a total of 4 accredited investors at a purchase price of $5.18 per share.

Option and Option-Related Common Stock Issuances

•

From January 1, 2008 through July 31, 2011, we granted to our directors, officers, employees, consultants and other service providers options to purchase 19,533,118 shares of our common stock with per share exercise prices ranging from $0.18 to $7.87 under our 2007 Plan.

•

From January 1, 2008 through July 31, 2011, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 3,764,560 shares of our common stock at exercise prices ranging from $0.10 to $4.32 pursuant to exercises of options granted under our 2007 Plan.

•

From January 1, 2008 through July 31, 2011, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 1,015,778 shares of our common stock at an exercise price of $0.10 per share pursuant to exercises of options granted under our 2002 Plan.

Restricted Stock Issuances

•

From January 1, 2008 through July 31, 2011, we granted to our directors, officers, employees, consultants and other service providers an aggregate of 260,047 shares of our common stock at prices ranging from $0.00 to $0.53 per share under our 2007 Plan.

Warrant Issuances

•	On July 19, 2010, we issued warrants exercisable for 3,858,620 shares of our Series C preferred stock to a total of two accredited investors with an exercise price of $10.37 per share.

•	On May 17, 2011, we issued to Silicon Valley Bank warrants exercisable for the purchase of 127,000 shares of our common stock with an exercise price of $7.87 per share.

Other Common Stock Issuances

•	On January 6, 2010, we issued 848,400 shares of our common stock, with a value of $1.51 per share, in connection with our acquisition of all outstanding shares of Filtrbox, Inc.

•	On March 18, 2011, we issued 400,000 shares of our common stock, with a value of $4.32 per share, in connection with our acquisition of all of the outstanding common stock of Proximal Labs, Inc.

•	On May 18, 2011, we issued 519,212 shares of our common stock, with a value of $7.87 per share, in connection with our acquisition of OffiSync Corporation.

•	On November 5, 2010 we issued 10,000 shares of our common stock to Tallwood Venture Capital at a purchase price of $2.85 per share for an aggregate purchase price of $285,000.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statements

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation of the Company as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Company to be in effect upon completion of the offering.

3.3#	Bylaws as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Company to be effective upon completion of the offering.

4.1*	Form of Common Stock Certificate.

4.2#	Third Amended and Restated Investor Rights Agreement, by and among the Company and the investors party thereto, dated March 28, 2011.

4.3#	Warrant to Purchase Shares issued by the Company to entities affiliated with Sequoia funds, dated July 19, 2010.

4.4#	Warrant to Purchase Shares issued by the Company to KPCB Holdings, Inc., dated July 19, 2010.

4.5#	Warrant to Purchase Stock issued by the Company to Silicon Valley Bank, dated May 17, 2011.

5.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1#	2007 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2007 Stock Incentive Plan.

10.2*	2002 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2002 Stock Incentive Plan.

10.3*	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan to be in effect upon completion of the offering.

10.4*	Form of Indemnification Agreement by and between the Company and each of its directors and executive officers.

10.5#	Employment Agreement, between the Company and Anthony Zingale, dated May 2, 2010, effective May 3, 2010.

10.6#	Offer Letter, between the Company and Bryan LeBlanc, dated June 6, 2008.

10.7#	Offer Letter, between the Company and John McCracken, dated October 28, 2008.

10.8#	Offer Letter, between the Company and Robert Brown, dated March 21, 2008.

10.9#	Offer Letter, between the Company and Brian Roddy, dated April 20, 2010.

10.10#	Offer Letter, between the Company and David Hersh, dated July 2, 2002.

10.11*	2010 Executive Bonus Compensation Plan.

10.12†	Master Agreement for U.S. Availability Services between SunGard Availability Services LP and the Company, dated January 1, 2009.

10.13*	Lease Agreement between the Company and Harsch Investment Properties, LLC, dated February 25, 2008.

10.14*	First Amendment to the Lease Agreement between the Company and Harsch Investment Properties, dated October 1, 2010.

Exhibit Number	Description of Exhibit

10.15*	Lease Agreement between the Company and TTC Partners III, LC, dated May 13, 2010.

10.16#	Amended and Restated Loan and Security Agreement between the Company and Silicon Valley Bank, dated October 14, 2008, as amended.

21.1#	List of subsidiaries.

23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2#	Consent of KPMG, independent auditor.

23.3#	Consent of KPMG, independent registered public accounting firm.

24.1#	Power of Attorney (see page II-6 to this registration statement).

*	To be filed by amendment.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

a.	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(4)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 2nd day of September, 2011.

JIVE SOFTWARE, INC.

By	/s/ Anthony Zingale
Anthony Zingale
Director and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Anthony Zingale and Bryan LeBlanc as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 2, 2011:

Signature	Title

/s/ Anthony Zingale Anthony Zingale	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Bryan LeBlanc Bryan LeBlanc	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David G. DeWalt David G. DeWalt	Director

/s/ Jim Goetz Jim Goetz	Director

/s/ Jonathan Heiliger Jonathan Heiliger	Director

/s/ Bill Lanfri Bill Lanfri	Director

/s/ Sundar Pichai Sundar Pichai	Director

/s/ Chuck Robel Chuck Robel	Director

/s/ Ted Schlein Ted Schlein	Director

/s/ Bill Lynch Bill Lynch	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation of the Company as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Company to be in effect upon completion of the offering.

3.3#	Bylaws as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Company to be effective upon completion of the offering.

4.1*	Form of Common Stock Certificate.

4.2#	Third Amended and Restated Investor Rights Agreement, by and among the Company and the investors party thereto, dated March 28, 2011.

4.3#	Warrant to Purchase Shares issued by the Company to entities affiliated with Sequoia funds, dated July 19, 2010.

4.4#	Warrant to Purchase Shares issued by the Company to KPCB Holdings, Inc., dated July 19, 2010.

4.5#	Warrant to Purchase Stock issued by the Company to Silicon Valley Bank, dated May 17, 2011.

5.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1#	2007 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2007 Stock Incentive Plan.

10.2*	2002 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2002 Stock Incentive Plan.

10.3*	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan to be in effect upon completion of the offering.

10.4*	Form of Indemnification Agreement by and between the Company and each of its directors and executive officers.

10.5#	Employment Agreement, between the Company and Anthony Zingale, dated May 2, 2010, effective May 3, 2010.

10.6#	Offer Letter, between the Company and Bryan LeBlanc, dated June 6, 2008.

10.7#	Offer Letter, between the Company and John McCracken, dated October 28, 2008.

10.8#	Offer Letter, between the Company and Robert Brown, dated March 21, 2008.

10.9#	Offer Letter, between the Company and Brian Roddy, dated April 20, 2010.

10.10#	Offer Letter, between the Company and David Hersh, dated July 2, 2002.

10.11*	2010 Executive Bonus Compensation Plan.

10.12†	Master Agreement for U.S. Availability Services between SunGard Availability Services LP and the Company, dated January 1, 2009.

10.13*	Lease Agreement between the Company and Harsch Investment Properties, LLC, dated February 25, 2008.

10.14*	First Amendment to the Lease Agreement between the Company and Harsch Investment Properties, dated October 1, 2010.

10.15*	Lease Agreement between the Company and TTC Partners III, LC, dated May 13, 2010.

10.16#	Amended and Restated Loan and Security Agreement between the Company and Silicon Valley Bank, dated October 14, 2008, as amended.

21.1#	List of subsidiaries.

Exhibit Number	Description of Exhibit

23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2#	Consent of KPMG, independent auditor.

23.3#	Consent of KPMG, independent registered public accounting firm.

24.1#	Power of Attorney (see page II-6 to this registration statement).

*	To be filed by amendment.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.